IBT Bancorp, Inc.

Announces Operating Results for the Quarter Ended March 31, 2008

Irwin, Pennsylvania, April 22, 2008; IBT Bancorp, Inc. (AMEX:IRW), the holding company of Irwin Bank, today announced earnings of $2,047,000 or $.34 per diluted share for the quarter ended March 31, 2008 compared to $1,868,000 or $.32 per diluted share for the comparable 2007 quarter.

For the three months ended March 31, 2008 net interest income increased to $5,895,000 from $5,382,000 during the comparable 2007 period. Interest income increased 7.11% over the comparable 2007 quarter, while interest expense increased only 4.62%. A reduction in the interest rate paid to customers contributed to the minimal increase in interest expense even though average interesting bearing liabilities increased $54,434,000. For the three months ended March 31, 2008, the provision for loan losses was $150,000 compared to $250,000 for the comparable 2007 period. Total non-interest income increased to $1,753,000 for the quarter ended March 31, 2008 compared to $1,627,000 for the comparable quarter in 2007. Total non-interest expense for the quarter ended March 31, 2008 was $4,554,000 compared to $4,370,000 for the comparable quarter in 2007. The increase in non-interest expense reflects an increase in miscellaneous expense, which offset lower expenses for pension and employee benefits, advertising and data processing. Income taxes increased to $767,000 for the quarter ended March 31, 2008 from $521,000 for the comparable quarter in 2007 as a result of the increase in pretax income.

Total assets of the Company were $827,191,000 at March 31, 2008 as compared to $787,187,000 at December 31, 2007. Net loans were $476,848,000 at March 31, 2008 as compared to $477,319,000 at December 31, 2007. The Bank experienced some significant loan payoffs which were not offset by loan growth. Investments increased to $268,249,000 at March 31, 2008 as compared to $255,962,000 at December 31, 2007. In addition, the Company had $30,000,000 invested in federal funds at March 31, 2008 compared to none at December 31, 2007. Total deposits were $644,270,000 at March 31, 2008 as compared to $610,757,000 at December 31, 2007. There were substantial increases in certificates of deposit during the period ended March 31, 2008. Advances from the Federal Home Loan Bank of Pittsburgh decreased to $56,000,000 at March 31, 2008 as compared to $57,631,000 at December 31, 2007.

Irwin Bank is a state chartered commercial bank that conducts its business from its main office located in Irwin, Pennsylvania, six branch offices, a loan center, a trust division and three supermarket branches located in the Pennsylvania counties of Westmoreland and Allegheny. The Bank’s deposits are insured up to the maximum legal amount by the Federal Deposit Insurance Corporation. The Company’s common stock is traded on the American Stock Exchange under the symbol “IRW”. For more information please visit at www.myirwinbank.com .

Statements contained in this news release which are not historical facts are forward-looking statements as the term is defined in the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. The Company does not undertake and specifically disclaims any obligation to update any such forward-looking statements.

IBT Bancorp, Inc.

Selected Financial Data (Unaudited)

(Dollars in Thousands, except per share data)

	March 31,	December 31,
	2008	2007
Total Assets	$827,191	$787,187
Securities available for sale	$264,040	$251,539
Federal Home Loan Bank stock, at cost	$4,208	$4,423
Total loans, net	$476,848	$477,319
Total liabilities	$754,891	$721,173
Interest bearing deposits	$545,270	$526,649
Non-interest bearing deposits	$99,000	$84,108
FHLB advances	$56,000	$57,631
Stockholders’ equity	$69,660	$66,014

	Three Months Ended
	March 31,
	2008	2007
Interest Income	$11,371	$10,616
Interest Expense	5,476	5,234
Net interest income	5,895	5,382
Provision for loan losses	150	250
Net interest income after
Provision for loan losses	5,745	5,132
Non-interest income	1,753	1,627
Non-interest expense	4,554	4,370

Income before income taxes	2,944	2,389
Income tax expense	897	521

Net income	$2,047	$1,868

Per Share Data:
Basic earnings per share	$0.35	$0.32
Diluted earnings per share	$0.34	$0.32
Dividends per share	$0.25	$0.25

Selected Ratios (annualized):
Return on Average Assets	1.03%	1.01%
Return on Average Equity	12.40%	12.09%
Net Interest Spread	2.58%	2.52%
Net Interest Margin	3.11%	3.08%

	March 31,	December 31,
Additional Per Share Data:	2008	2007
Shares Outstanding	5,852,924	5,852,924
Book Value per Share	$11.90	$11.28